Exhibit 16.1

December 15, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Ottawa Acquisition LLC’s (formerly known as Nicor Inc.) (the Company’s) Form 8-K dated December 15, 2011, and have the following comments:

1. We agree with the statements made in the first sentence of the first paragraph and in the second, third and fourth paragraphs of Item 4.01 of the Company’s Form 8-K filed December 15, 2011.

2. We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph or in the fifth paragraph of Item 4.01 of the Company’s Form 8-K filed December 15, 2011.

Yours truly,

/s/ Deloitte & Touche LLP

Chicago Illinois